UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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U.S. AUTO PARTS NETWORK, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2012

To the Stockholders of U.S. Auto Parts Network, Inc.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 15, 2012 at 1:00 p.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson, CA 90746, for the following purposes:

1.	To elect the following two Class III directors to hold office for a term of three years or until their respective successors are elected and qualified: Fredric W. Harman and Warren B. Phelps III;

2.	The ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditors of our Company for fiscal 2012; and

3.	Such other business, if any, as may properly come before the Annual Meeting, or any adjournment, postponement or extension thereof.

Only stockholders of record at the close of business on March 19, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid and addressed envelope. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you should receive from that institution an instruction form for voting in lieu of a proxy card. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

April 2, 2012

Shane Evangelist
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

U.S. AUTO PARTS NETWORK, INC.

16941Keegan Avenue

Carson, California 90746

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being furnished to holders of the common stock, par value $.001 per share, of U.S. Auto Parts Network, Inc., a Delaware Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”), to be voted at the 2012 Annual Meeting of Stockholders to be held on May 15, 2012 and at any adjournment or postponement of the meeting (the “Annual Meeting”). The Annual Meeting will be held at 1:00 p.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson CA 90746. These proxy solicitation materials are expected to be mailed on or about April 2, 2012 to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 19, 2012. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. Each share of our common stock entitles its record holder to one vote on all matters subject to a stockholder vote. As of the record date 30,645,764 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, the two nominees receiving the highest number of affirmative votes of our common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be elected. There are no cumulative voting rights with respect to the election of directors. With regard to Proposal Two, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted towards the vote total for the election of directors. Because brokers will have discretion to vote shares of the Company’s common stock in their discretion without the direction of their clients on Proposal Two, there will not be any broker non-votes with respect to Proposal Two. Please note that abstentions will have the same effect as voting “AGAINST” for Proposal Two.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from that institution an instruction form for voting. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. Please note that if you hold your shares held in “street name” they can only be voted by your broker on routine matters, such as Proposal Two, unless you provide instructions on how to vote for any non-routine matters. Accordingly, you should provide voting instructions to your broker.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the two nominees for director proposed by the Board under Proposal One, and FOR Proposal Two.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2012 Annual Meeting. As indicated in the 2011 proxy statement, the notification deadline was December 27, 2011.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our corporate Secretary at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, although there is no formal agreement to do so, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In the discretion of management, we reserve the right to retain a proxy solicitation firm to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $10,000 plus out-of-pocket expenses, all of which would be paid by us.

Note with Respect to Forward-Looking Statements

We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical or current facts. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933 as amended (the “Securities Act”). In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. We cannot assure you that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, and you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this proxy statement. Except as required by law, we do not undertake any obligation to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors currently consists of seven persons. Messrs. Harman and Phelps have been designated Class III directors whose terms expire at the 2012 Annual Meeting of Stockholders. Messrs. Berman, Khazani and Majteles have been designated Class II directors whose terms expire at the 2014 Annual Meeting. Mr. Evangelist and Ms. Siminoff have been designated Class I directors whose terms expire at the 2013 Annual Meeting of Stockholders.

The class whose term of office expires at the Annual Meeting currently consists of two directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Fredric W. Harman and Warren B. Phelps III as nominees for election in the class being elected at the Annual Meeting to serve for a term of three years, expiring at the 2015 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal. Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval

The two nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be elected.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the Class III director nominees listed below.

Information About Directors and Nominees

We believe that our Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, the Nominating and Corporate Governance Committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. In accordance with the listing standards of The NASDAQ Stock Market (the “NASDAQ Rules”) we have charged our Nominating and Corporate Governance committee with ensuring that at least a majority of the directors qualify as “independent” under the NASDAQ Rules. See “Board Committees and Meetings – Nominating and Corporate Governance Committee” for a discussion of the factors that are considered in selecting our director nominees.

The table and narrative below set forth information regarding each director nominee and each director who is continuing in office, including his or her age as of the date of the Annual Meeting, the year they first became directors, business experience during at least the past five years, public company boards they currently serve on or have served on since January 1, 2007, and certain other biographical information and attributes that the Nominating and Corporate Governance Committee determined qualify them to serve as directors. The Nominating and Corporate Governance Committee believes that the director nominees and the other current directors have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its committees.

Name	Age	Current Position(s)	Independent	Director Since	Committee
					Audit	Compensation	Nominating and Corporate Governance
Robert J. Majteles	47	Chairman of the Board	X	2006	X	X
Joshua L. Berman	42	Director	X	2007		Chairman	X
Shane Evangelist	38	Chief Executive Officer and Director		2007
Fredric W. Harman	51	Director		2006
Sol Khazani	54	Director		2001
Warren B. Phelps III	65	Director	X	2007	Chairman		X
Ellen F. Siminoff	44	Director	X	2006	X	X	Chairman

Class III Director Nominees

Fredric W. Harman has been a director since March 2006. Mr. Harman is a Managing Partner of Oak Investment Partners, a venture capital firm, which he joined as a General Partner in 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of Demand Media, Inc., an online media company, Limelight Networks, Inc., an internet infrastructure company, and several privately held companies. Mr. Harman holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Harvard Business School. We believe that Mr. Harman is qualified to serve as a director due to his broad financial and industry experience, combined with his operational oversight gained through his investment in and extensive board service since 1991 with a broad range of technology and internet companies.

Warren B. Phelps III has been a director since September 2007. Since October 2009 he has served as Chairman and CEO of Empower RF Systems, a developer and manufacturer of high power RF amplifiers for the defense and commercial markets. From 2000 until his retirement in September 2006, Mr. Phelps served in several executive positions for Spirent Communications plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs/Unisys Corporation. Mr. Phelps currently serves on the boards of directors of two privately held companies and on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree in mathematics from St. Lawrence University in Canton, New York and an M.B.A. from the University of Rochester in Rochester, New York. We believe that Mr. Phelps is qualified to serve as both a Board member and as the financial expert of our Audit Committee due to his extensive experience as a President or a Chief Executive Officer of a variety of companies in the technology industry, as well as his experience in financial management roles, including the creation and oversight of internal controls, preparation of the financial statements and coordination of the audit for public companies.

Directors Whose Terms Continue

Class I Directors – Terms Expiring at the 2013 Annual Meeting

Shane Evangelist has been our CEO and a director since October 2007. From August 2004 to September 2007, Mr. Evangelist served as Senior Vice President and General Manager of BLOCKBUSTER Online, a division of Blockbuster Inc., which he joined in 2001, where he was responsible for leading the creation, development and launch of Blockbuster’s online movie rental service. Prior to that, from January 2001 to July 2004, Mr. Evangelist served as Vice President of Strategic Planning for Blockbuster Inc., with responsibility for strategy development, mergers and acquisitions, marketing and capital deployment. Prior to Blockbuster, Mr. Evangelist began his career at IBM where he served from 1997 to 2001 as a business executive responsible for media and entertainment accounts. Mr. Evangelist holds a B.A. degree in Business Administration from the University of New Mexico and an M.B.A. from Southern Methodist University. We believe that Mr. Evangelist’s valuable business and leadership experience, particularly in the e-commerce industry, his experience running an industry-transforming business, combined with his intimate knowledge of our financial and operational status gained in his role as our Chief Executive Officer, qualifies Mr. Evangelist to serve as a director.

Ellen F. Siminoff has been a director since November 2006. Ms. Siminoff is President and CEO of Shmoop University, Inc., an educational publishing company which aims to reduce the friction in learning. Ms. Siminoff also serves as Director of Journal Communications, Inc., a newspaper publisher that also owns radio and television stations. From March 2004 to October 2008, Ms. Siminoff served as the President and Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions, and she served as Chairman from February 2008 to mid-2009. Prior to that, from 1996 to February 2004, Ms. Siminoff served in various capacities at Yahoo!, including as Senior Vice-President of Entertainment and Small Business and Senior Vice President of Corporate Development and Vice President, Business Development and Planning. Ms. Siminoff also serves on the boards of directors of public companies Journal Communications, Inc., and SolarWinds, Inc., has served on the board of Glu Mobile from June 2008 through the end of her term in June 2011, and additionally serves on the boards of private companies. Ms. Siminoff holds an A.B. degree in Economics from Princeton University and an M.B.A. from Stanford University. We believe that Ms. Siminoff is qualified to serve as a director due to her breadth and depth of experience in the online marketplace; especially in the arena of marketing and traffic optimization, as well as her prior board experience and management skills. Her breadth of experience in emerging growth companies and success in a variety of industries also adds expertise and diversity to our Board of Directors.

Class II Directors – Terms Expiring at the 2014 Annual Meeting

Joshua L. Berman has been a director since October 2007. Mr. Berman co-founded and serves as President of BeachMint, a next generation eCommerce company focused on building brands and delivering a personalized user experience, since April 2010. Mr. Berman served as President of Slingshot Labs, an incubator dedicated to building and developing new web ventures for News Corporation, from February 2008 through April 2010. Mr. Berman was a co-founder of MySpace.com, a leading online lifestyle portal, and served as its Chief Operating Officer from January 2003 until April 2010. Prior to 2003, Mr. Berman co-founded and managed two Internet companies: Response Base Marketing, where he held positions as the Chief Operating Officer and Chief Financial Officer from 2001 through 2003, and Xdrive Technologies from 1999 through November 2001, where he served as Chief Financial Officer and Senior Vice President of Corporate Development. Mr. Berman also worked from 1997 through 1999 as a management consultant at PricewaterhouseCoopers and as an international marketing manager and a senior financial analyst at Twentieth Century Fox. Mr. Berman was actively licensed as a certified public accountant from 1991 through 2002, and holds a B.A. degree in economics from the University of California, Santa Barbara and an M.B.A. from the University of Southern California. We believe that Mr. Berman is qualified to serve as a director due to his industry knowledge and operational experience with, and service as COO or President of internet companies, including internet marketing and social networking, combined with his strong accounting and financial background and management experience.

Sol Khazani is a co-founder of U.S. Auto Parts and has been a director since January 2001. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007, as our Chief Financial Officer from January 2001 to April 2005 and as a Vice President from October 1995 to January 2001. From 1995 through December 2008, Mr. Khazani served as the Vice President of American Condenser, Inc., a company that he co-founded which manufactures air-conditioning condensers for automotive and industrial applications. Mr. Khazani also serves as financial director of the non-profit organization Women for World Health. Mr. Khazani holds a B.S. degree in accounting and an M.B.A. from National University in San Diego. We believe Mr. Khazani’s extensive background in the auto parts and industrial manufacturing and distribution industries provides a valuable juxtaposition with the e-commerce experience of many our other directors. We also believe that his historical insight into the Company’s operations and strategic relationships, combined with his foresight and creativity in driving the growth of the Company from a small, local operation delivering parts to an international internet organization qualifies him to serve as a director.

Robert J. Majteles has been a director since November 2006 and has been our Chairman of the Board since March 2007. Mr. Majteles is the managing partner of Treehouse Capital, LLC, an investment firm he launched in 2000. Mr. Majteles serves as an active and involved board member for the companies in Treehouse’s portfolio. Prior to launching Treehouse, Mr. Majteles was the Chief Executive Officer of three different technology companies. Mr. Majteles has also been an investment banker and a mergers and acquisitions attorney. Mr. Majteles has served on several public company boards. Mr. Majteles serves on the boards of directors of iPass, Inc., from 2009 through the present, where he also serves as chairman of the Audit Committee. Mr. Majteles was previously a board member of several additional public company boards: Rovi Corporation (formerly Macrovision Corporation) from 2006 through 2010; Adept Technology, Inc. from 2003 through 2011; Unify Corporation from 2004 through 2011; Merriman, Curhan, & Ford Group, Inc. from 2008 through 2009; Phoenix Technologies Ltd. from 2007 through 2008; World Heart Corporation from 2003 through 2008; Vertical Communications, Inc from 2002 through 2007; Superconductor Technologies, Inc from 2002 through 2004; and Comarco Inc, from 2008 through 2011. Mr. Majteles obtained his B.A. from Columbia University in 1986 and his J.D. from Stanford University in 1989. We believe that Mr. Majteles is qualified to serve as a member of the Board due to his combined business, investment, and financial expertise and experience. His management experience in leading companies, including serving as CEO of three technology companies, and his prior and current service on multiple boards of directors of innovative technology companies makes Mr. Majteles effective at leading the Board on behalf of our stockholders.

Family Relationships

There are no family relationships among any of our directors, executive officers and director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.usautoparts.net which can be directly accessed at http://investor.usautoparts.net/. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website. The information contained in, or that can be accessed through, our website does not constitute a part of this proxy statement.

Director Independence

The Board reviewed the independence of each of our directors on the basis of the standards adopted by the NASDAQ Stock Market (“NASDAQ”). During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the NASDAQ Rules. After the review, the Board of Directors has determined that Messrs. Berman, Majteles, Phelps and Ms. Siminoff each satisfies the requirements for “independence” under the listing standards of the NASDAQ Rules.

The Board has, additionally, maintained a separation between the seats of Chairman and CEO since we went public in 2007 in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman. The Board also meets regularly in executive session.

Board Oversight of Risk

The Board is responsible for overseeing our risk management but its duties in this regard are supplemented by the Audit Committee, which is responsible for discussing with management and our independent auditors policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairman of the Audit Committee. The Audit Committee additionally meets privately with representatives of our management team in order to assess the overall climate and “tone at the top” and to provide the Audit Committee with direct feedback as to any control or oversight issues. Other committees, including the Compensation Committee, review risks relevant to their particular areas of responsibility, such as whether the compensation of executive management encourages them to take undue risk. These matters are reviewed at Board meetings as well and, if deemed necessary and appropriate, in executive session with only the independent directors present. Our management team has the primary responsibility for identifying and managing the known, material risks which could affect our operating and financial performance. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews with the full board the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks, and the management team reviews subsets of risk on a more frequent basis with the Board.

Board Committees and Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.usautoparts.net.

During fiscal 2011, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors – 7; Audit Committee – 5; Compensation Committee – 4; and Nominating and Corporate Governance Committee – 2. Additionally, there was 1 action taken by the Board and 1 action taken by the Compensation Committee via Unanimous Written Consent. During fiscal 2011, no director attended fewer than 100% of the aggregate of the total number of meetings of the Board of Directors and total number of meetings of any committees of the Board, which he or she was required to attend. We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. All of our directors attended our 2011 Annual Meeting of Stockholders.

Audit Committee. Our Audit Committee consists of Messrs. Majteles, Phelps and Ms. Siminoff. Mr. Phelps is the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the NASDAQ Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Phelps qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The primary functions of this committee include the following:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	appointing from time to time, engaging, determining the compensation of, evaluating, providing oversight of the work of and, when appropriate, replacing our independent auditors;

•

reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics and Business Conduct.

Our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. Our independent auditors report directly to the Audit Committee and they also have unrestricted access to this committee.

Compensation Committee. Our Compensation Committee consists of Messrs. Berman and Majteles and Ms. Siminoff. Mr. Berman is the Chairman of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•

reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development and succession planning.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Executive Compensation and Other Information-Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Ms. Siminoff and Messrs. Phelps and Berman. Ms. Siminoff is the Chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors;

•	developing and recommending to our Board of Directors our corporate governance guidelines; and

•	overseeing the evaluation of our Board of Directors.

The Nominating and Corporate Governance Committee generally seeks directors with strong reputations and experience in areas relevant to the operations and strategies of the Company’s business. In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company. The Nominating and Corporate Governance Committee generally identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experiences; and recommends director nominees to the Board for approval. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business. The Nominating and Corporate Governance Committee assesses each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, his or her ability to think and act independently and with sound judgment, and ability and commitment to serve our and its stockholders’ long-term interests. All factors considered by the Nominating and Corporate Governance Committee are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in our business, our future opportunities and strategic plans, and other trends, as well as the portfolio of skills and experience of current and prospective directors.

The Nominating and Corporate Governance Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to identify director candidates.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a director nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the corporate Secretary, at the Company’s address set forth on the first page of this proxy statement by the deadline for stockholder proposals set forth in the prior year’s proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name, address and phone number of the stockholder making the nomination and of the director nominee, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting. Each of the director nominees standing for election at this Annual Meeting is a current director of the company.

Stockholder Communications to the Board

Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary at 16941 Keegan Avenue, Carson, California 90746. The name of any specific intended Board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

In June 2011, as disclosed in a Current Report on Form 8-K filed with the SEC on June 3, 2011, we engaged the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ended December 31, 2011. The Audit Committee of our Board of Directors has selected that firm to continue in this capacity for the fiscal year ending December 29, 2012. We are asking our stockholders to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 29, 2012 and to perform other appropriate services. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time if the committee feels that such a change would be in our best interests and our stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

On June 21, 2010, the Audit Committee dismissed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm. The reports of E&Y on the consolidated financial statements of the Company for the years ended January 2, 2010 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended January 2, 2010 and December 31, 2008 and from January 3, 2010 through June 21, 2010, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K.

Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table sets forth the fees billed to us for the fiscal year ended January 1, 2011 (“fiscal 2010”) by E&Y and by Deloitte & Touche LLP (“D&T”), and for the fiscal year ended December 31, 2011 (“fiscal 2011”) by D&T, our current independent registered public accounting firm:

	Fiscal 2010 E&Y	Fiscal 2010 D&T	Fiscal 2010 Other	Fiscal 2011 D&T	Fiscal 2011 Other
Audit Fees	$32,800	$857,295	$—	$737,341	$55,000
Audit Related Fees		256,800	—	—	—
Tax Fees	5,000	55,025	53,435	79,933	35,890
All Other Fees	—	95,350	89,608		43,155

Total Fees	$37,800	$1,264,470	$143,043	$817,274	$134,045

Audit Fees. Audit fees consisted of fees billed by E&Y or D&T for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. For fiscal 2010, such fees included fees associated with the review of a registration statement on Form S-8. For fiscal 2011, such fees included fees associated with the review of registration statements on Form S-3 and Form S-8.

Audit Related Fees. Fiscal 2010 audit related fees consisted of fees related to the valuation and review of our acquisition of Automotive Specialty Accessories and Parts (“WAG”) in August 2010, and review of Current Reports on Form 8-K filed with the SEC disclosing the acquisition and the pro forma financial statements prepared and included in the filing.

Tax Fees. Tax fees consisted of tax advice and tax planning services.

All Other Fees. All other fees consisted of services relating to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee of the Board of Directors has determined that the provision by E&Y and D&T of the non-audit services described above is compatible with maintaining the independence of E&Y and D&T during their respective periods of service.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by D&T or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by E&Y and D&T for fiscal 2010, and by D&T for fiscal 2011.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K for that year.

In carrying out its responsibilities under the Audit Committee Charter dated January 19, 2007, which is available by accessing the investor relations section of our website at http://investor.usautoparts.net/, the Audit Committee, among other things, supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

The Audit Committee met five times during fiscal year 2011. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include sessions with the Company’s independent auditor and management present and regular sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2011. The Audit Committee discussed with Deloitte & Touche LLP, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), relating to the conduct of the audit. The audit committee also discussed with Deloitte & Touche LLP, the auditor’s independence from the Company and its management, including the matters in the written disclosures the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence.

Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2012.

Submitted by the Audit Committee of the Board of Directors:

Warren B. Phelps III, Chairman
Robert J. Majteles Ellen F. Siminoff

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our current executive officers who are not directors.

Name	Age	Current Position(s)
David G. Robson	45	Chief Financial Officer
Aaron E. Coleman	37	Chief Operating Officer
Houman Akhavan	34	Vice President of Marketing
Charles Fischer	54	Senior Vice President of Global Sourcing and Procurement

The following is certain biographical information describing the business experience of each of our executive officers who is not a director. The biography of Mr. Evangelist appears earlier in this proxy statement. See “Proposal One: Election of Directors.”

David G. Robson has been our Chief Financial Officer since January 2012. Prior to his appointment as the Company’s Chief Financial Officer, Mr. Robson served as the Executive Vice President and Chief Administrative Officer at Mervyns’ LLC since 2007. From 2001 until 2007, Mr. Robson served as the Senior Vice President of Finance and Principal Accounting Officer for Guitar Center, Inc. Mr. Robson began his career in public accounting with the accounting firm Deloitte & Touche. Mr. Robson holds a B.S. in Accounting from the University of Southern California and is also a certified public accountant.

Aaron E. Coleman has been our Chief Operating Officer since September 2010, and was our Executive Vice President of Operations and Chief Information Officer from April 2008 until September 2010. From July 2007 to April 2008, Mr. Coleman served as Senior Vice President – Online Systems at Blockbuster Inc., which he joined as Vice President – Online Systems in March 2005. From April 2003 to March 2005, he was the Chief Technology Officer of Travelweb LLC, which is owned by priceline.com Incorporated, and was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliate websites, as well as the booking gateway for the merchant property processing for Orbitz and priceline.com. Mr. Coleman’s prior experience also includes serving as Manager of the Customer Technology Infrastructure group at American Airlines. Mr. Coleman holds a B.A. degree in Business Administration from Gonzaga University.

Houman Akhavan has been our Vice President of Marketing since January 2006. Prior to that, from August 2004 to December 2005, Mr. Akhavan served as a consultant to U.S. Auto Parts, providing advice and guidance on marketing strategy and website optimization. From February 2000 to July 2004, Mr. Akhavan served as the founder and Chief Strategy Officer of Edigitalweb, Inc., an online marketing and software development firm.

Charles Fischer has been our Senior Vice President of Global Sourcing and Procurement since May 2008. Prior to that, from November 2004 to March 2008, Mr. Fischer served as Vice President, Supply Chain Management for Keystone Automotive Industries, a provider of automotive parts, and was responsible for all aspects of Keystone’s supply chain, including purchasing, inventory management and inbound logistics. From November 2003 to November 2004, Mr. Fischer was Director, Business Development for Modern Engineering, where he was responsible for developing, selling and implementing logistics, packaging and engineering service projects to automotive industry clients. Mr. Fischer’s experience also includes serving as Director, Automotive Consulting for Viewlocity Corporation and Vice President of Global Sourcing for Federal-Mogul Corporation.

Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Compensation Discussion and Analysis

The primary objective of our compensation policies and programs with respect to executive compensation is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We believe this best serves our stockholders by providing a stable management team that is focused on long-term growth and profitability without incurring undue risk.

The three key elements of the current executive compensation program are annual base salary, cash bonuses, and long-term, equity-based incentives. We also provide certain of our executive officers with severance and change-in-control benefits as well as a limited number of perquisites and other personal benefits. Our discussion below contains an additional explanation of each of these elements. In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the Compensation Committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives. We focus on, among other things, the following five elements in determining compensation:

•	Competition. Compensation should reflect the competitive marketplace, so that the Company can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•

Accountability for Business Performance. Compensation should be tied in part to overall Company financial performance, so our executive officers are held accountable through their compensation both in salary and in long-term incentive compensation.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•

Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through the grant of equity-based awards which serve to align our executive officer’s interests with those of our stockholders.

•

Likelihood of Compensation Structure to Encourage Excessive Risk Taking. Compensation, while tied in part to Company financial and stock performance, should not be tied in such a way as to encourage our executive officers to take excessive risk in operating the business or consummating strategic projects designed to inflate earnings or share price.

Decisions regarding executive compensation are the primary responsibility of our Compensation Committee, in consultation from time to time with the Board of Directors, management and compensation consultants. The Chief Executive Officer prepares an assessment of each individual’s performance during the preceding calendar year, as well as a review of how each executive’s compensation compares with the benchmark group companies provided by the independent compensation consultant engaged by the Compensation Committee, and recommends to the Compensation Committee base salary amounts, annual performance goals and annual incentive compensation for all executive officers except himself based upon those goals. The Compensation Committee reviews the report and recommendations of the independent compensation consultant as well as the CEO’s review, assesses the CEO with regard to his own performance, and then establishes and makes the final determinations regarding compensation of our named executive officers based on a number of factors described above.

Additionally, the Board of Directors adopted, and the Company’s stockholders approved at the 2011 Annual Meeting, a say-on-pay policy pursuant to the recently adopted Section 14A – Shareholder Approval of Executive Compensation, of the Exchange Act. Every three years, stockholders are able to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement. This advisory say-on-pay resolution is non-binding on the Board of Directors, however, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating the Company’s executive compensation, in the applicable years when advisory votes are solicited. The Board of Directors and the Compensation Committee carefully evaluated the results of the stockholder advisory vote of executive compensation in fiscal 2011 and considered this vote to be a strong endorsement of the Company’s policies and practices and has determined to conduct its review of executive compensation consistent with past practice. Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, which is currently set at every three years, the next scheduled say-on-pay vote will be at the 2014 Annual Meeting of Stockholders.

The components of our executive compensation program generally include (a) base salaries; (b) annual cash incentive opportunities; (c) annual equity grants, and (d) long-term equity incentive opportunities in the form of time-based stock options and, performance-based stock options. In the future, such long-term equity opportunities may also include other types of equity instruments including, but not limited to, restricted stock awards or restricted stock units. Executives also participate in employee benefit programs available to the broader employee population such as our 401(k) plan and health insurance. In early 2010 we implemented a deferred compensation plan for employees of the Company earning greater than $110,000 annually, in which such employees are eligible to participate and for which the Company matches 50% of contributions up to 2% of annual base salary. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies with comparable revenues and profitability.

In connection with our initial public offering in 2007, we retained an independent compensation consultant, Compensia, Inc., to assist us in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives. As part of our annual evaluation of executive compensation, we have engaged Compensia each year following the initial public offering in order to ensure that the Company remains competitive in attracting and retaining talented executives. The peer group identified by Compensia during fiscal 2010 for 2011 compensation includes the following companies, which were selected based upon their revenue size and their technology and retail market focus:

• Actuate	• Alloy, Inc.	• Art Technology Group, Inc.

• Blue Nile	• Bottomline Technologies	• DealerTrack Holdings

• Drugstore.com	• InfoSpace	• Internap Network Services

• Internet Brands, Inc.	• Magma Design Automation	• Move, Inc.

• Perficient, Inc.	• PetMed Express	• QAD, Inc.

• Shutterfly	• Vitacost.com

For 2011 the Compensation Committee set a target for total compensation for our executive officers, at approximately the 50th to 75th percentile level of comparable companies (the “Target Percentile Range”), subject to certain exceptions. In 2011, we paid our senior management through a mix of base salary, cash bonus, stock bonus (for the CEO, CFO and COO) and equity compensation, with the cash compensation, including the base salaries and target bonuses, established generally at the lower end of the Target Percentile Range and the equity compensation established generally at the higher end of such range to more readily align their interests with those of stockholders.

Elements of Executive Compensation

Base Salary

We seek to provide our senior management with a base salary appropriate to their roles and responsibilities, and salaries for named executive officers (as defined below in “Summary Compensation Table”) are established and adjusted at the discretion of the Compensation Committee. In 2011 we established base salaries for our executive officers at the lower end of our Target Percentile Range, with the exact base salaries for our executives based on the executive’s qualifications and experience, scope of responsibilities, future potential and past performance, as well as the salaries paid by other companies in our peer group for similar positions. The recommendation of our compensation consultant for fiscal 2011 was to increase salaries for the CEO (Mr. Evangelist), the COO (Mr. Coleman), the VP of Marketing (Mr. Akhavan) and the SVP of Global Sourcing and Procurement (Mr. Fischer) to bring their base salaries closer to the Target Percentile Range. Our former CFO (Mr. Sanders) did not receive a base salary increase based upon his peer group ranking. Mr. Evangelist’s and Mr. Coleman’s base salary increase brought them closer to the peer group market median for similar positions. Mr. Akhavan’s and Mr. Fischer’s base salary increase was in line with standard industry annual increases. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

2011 base salaries for each named executive officer were as follows:

NAME AND TITLE	2011 BASE SALARY
Shane Evangelist Chief Executive Officer	$425,000

Theodore R. Sanders former Chief Financial Officer	$307,500

Aaron Coleman Chief Operating Officer	$298,000

Houman Akhavan Vice President Marketing	$269,000

Charlie Fischer Senior Vice President Global Sourcing and Procurement	$227,500

Annual Incentive Bonuses

In addition to base salary, our executives are eligible to earn annual incentive bonus compensation. Our incentive bonus plan ties the level of achievement of Company annual financial performance goals to the amount of annual incentive compensation that we pay to each of our executives. These performance goals incorporate a combination of revenue and EBITDA, as well as individual performance, so as to encourage the executives to maximize the generation of profitable new business as well as optimizing the profitability and performance of existing business. As a result, a significant portion of our executives’ total compensation is dependent on the degree to which we achieve these performance goals. This provides an incentive for our executives to increase our performance with respect to these measures, and in turn increase stockholder value. This combination additionally limits the incentive for executives to take undue risk to maximize their incentive compensation. Incentive bonuses are established, adjusted and given final approval by the Compensation Committee, which has full discretion to award a bonus or not. While the incentive bonus has traditionally been paid in cash, in 2009 the Company initiated a program whereby the executives can each make an election to receive part of his bonus in shares of Company common stock at the time the target bonus-parameters are approved by the committee. For 2010, Messrs. Evangelist, Sanders and Coleman each elected to receive part of his bonus in shares of Company common stock as described above. For 2011, incentive bonuses were established based upon revenue and Adjusted EBITDA goals. Target incentive bonuses for our executive officers were established at approximately 36% to 80% of their respective annual base salaries in alignment with the independent compensation consultant’s report, with Messrs. Evangelist and Coleman each electing to take a portion of his incentive compensation in common stock of the Company rather than cash. The bonuses as targeted placed each executive lower than the Company’s Target Percentile Range of 50% – 75% of its peer group. The Compensation

Committee believed that with the significant equity granted to each executive in 2009 in the form of options as well as the payout of Mr. Evangelist’s 2009 bonus in shares of common stock of the Company, the lower cash compensation was appropriate for fiscal 2010 and 2011. However, the Company fell short of its fiscal 2011 revenue and Adjusted EBITDA goals, therefore our executives’ annual incentive bonuses were not paid.

Total target bonuses and actual bonuses paid/granted for fiscal 2011 were as follows:

	TARGET BONUS		BONUS PAID/GRANTED
NAME AND TITLE	CASH		CASH	STOCK
Shane Evangelist Chief Executive Officer	$340,000	(1)	$—	—
Theodore R. Sanders former Chief Financial Officer	$153,750		$—	—
Aaron Coleman Chief Operating Officer	$149,000	(1)	$—	—
Houman Akhavan Vice President Marketing	$95,000		$—	—
Charlie Fischer Senior Vice President Global Sourcing and Procurement	$90,000		$—	—

(1)	Executive elected to take a portion of his incentive compensation in common stock of the Company rather than cash.

Long-Term Equity Compensation

We believe that long-term performance of the Company is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards, and have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. We do not have specific ownership percentage requirements for our executive officers, but in making additional awards take into consideration the ownership percentages of the executive officers of our peer group companies, as well as the balance between vested and unvested options held by the executive. All option grants are made at the fair market value of the Company’s stock on the date of grant. Our CEO makes recommendations on awards of options to the Compensation Committee, which then considers the recommended grants at each meeting, which generally coincide with meetings of the Board of Directors. If the hire date of an employee who is not an executive officer does not occur at the time of a Compensation Committee meeting, we may credit the employee with vesting time retroactive to hire date, but the exercise price of the option is always equal to the fair value on the date of grant, no matter the vesting schedule. Executive officer options are generally granted at the time of hire, and are approved by the Compensation Committee and have an exercise price equal to the fair valuation of the option at that time. In 2011, the Compensation Committee made the following long-term equity compensation grants: Mr. Coleman was granted options to purchase 100,000 shares, Mr. Akhavan was granted options to purchase 80,000 shares and Mr. Fischer was granted options to purchase 50,000 shares. Mr. Fischer’s options will vest based on the achievement of certain operational performance goals. Consistent with the described Company practice, the 2011 incentive grants were made to align those executives’ interests with the interests of other stockholders, taking into consideration the ownership percentages of the executive officers of our peer group companies, as well as the balance between vested and unvested options held by the executive.

Equity compensation granted to the executive officers and its fair value are presented in the compensation tables, below.

Other Compensation

The Compensation Committee may determine or the Chief Executive Officer may recommend from time to time that an executive officer has performed in a manner that should be rewarded with a “spot” or extraordinary bonus. No such bonuses were paid in fiscal 2010 and 2011. Finally, our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, as well as a Company match of 50% of contributions to the Company’s 401(k) up to 6% of salary, that are available to all employees, plus a Company match of 50% of contributions to the Company’s non-qualified deferred compensation plan up to 2% of salary. Certain additional benefits may be provided to our executives such as a car allowance, but each on a case-by-case basis.

Likelihood of Compensation Structure to Encourage Excessive Risk Taking

After a thorough review of the Company’s compensation policies as they apply to all employees and more specifically the executive officers, the Compensation Committee believes that the policies do not encourage unnecessary risk taking and the impact of risk that may be encouraged by the policies would not present a material adverse impact to the Company. We provide base salaries to provide stability and predictability of monthly income, and provide incentive cash or stock bonuses and long-term equity grants to encourage focus on profitability and growth of the Company over time.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We have a non-qualified defined contribution plan that was established in January 2010; employees earning greater than $110,000 are currently eligible to participate in the plan. The plan utilizes a rabbi trust for protection of its assets, although in the event of bankruptcy the plan would become a general creditor of the Company. Participants may contribute up to 90% of their annual base salary and up to 100% of bonus awards and the Company matches 50% of contributions up to 2% of salary.

Equity Compensation Plans

We have options granted and outstanding under three equity compensation plans, the 2006 Equity Incentive Plan, the 2007 Omnibus Incentive Plan, and the 2007 New Employee Incentive Plan.

2006 Equity Incentive Plan

Our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) was adopted by our board of directors and approved by our stockholders in March 2006. A total of 4,365,340 shares of our common stock were reserved for issuance under the 2006 Incentive Plan. Under the 2006 Incentive Plan, we were authorized to grant to officers and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and to grant to employees, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. All options granted under the 2006 Incentive Plan have terms not exceeding ten years and are immediately exercisable but vest over time. Options granted under the 2006 Incentive Plan are not transferable by the recipient except by will or by the laws of descent and distribution. As of September 30, 2006, options to purchase 4,027,560 shares of our common stock were outstanding under the 2006 Incentive Plan at a weighted average exercise price of $4.92 per share. Although no further options were granted under the 2006 Incentive Plan after September 30, 2006, all outstanding options are governed by the terms and conditions of this plan. As of December 31, 2011, options to purchase 678,628 shares were outstanding under the 2006 Incentive Plan.

2007 Omnibus Incentive Plan

We adopted the 2007 Omnibus Incentive Plan (the “2007 Omnibus Plan”) in January 2007, and it became effective on the effective date (February 8, 2007) of the registration statement filed in connection with our initial public offering. Under the 2007 Omnibus Plan, the Company is authorized to issue 2.4 million shares of common stock under various instruments plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning on January 1, 2008 and ending on January 1, 2017 equal to (i) the lesser of (A) 1,500,000 shares of Common Stock or (B) five percent (5%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Company’s board of directors. Options granted under the 2007 Omnibus Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise price of all option grants must be equal to 100% of the fair market value on the date of grant. The 2007 Omnibus Plan provides for automatic grant of options to purchase common stock to non-employee directors.

2007 New Employee Incentive Plan

We adopted the 2007 New Employee Incentive Plan (the “2007 New Employee Plan”) in October 2007. Under the 2007 New Employee Plan, the Company is authorized to issue 2.0 million shares of common stock under various instruments solely to new employees. Options granted under the 2007 New Employee Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise price of all option grants must be equal to 100% of the fair market value on the date of grant.

Employment Contracts and Termination of Employment and Change of Control Arrangements

As disclosed in our 2010 Proxy Statement, in March 2010, in order to rectify certain inconsistencies and to provide more standard language regarding benefits and responsibilities of each executive in the event of a change in control, we amended the employment agreements originally entered into with Shane Evangelist, our Chief Executive Officer, Theodore R. Sanders, our former Chief Financial Officer, and Aaron Coleman, our Chief Information Officer and Executive Vice President Operations. The amendments were made after the Compensation Committee consulted with Compensia, its compensation consultant, as well as outside counsel and determined that the provisions were in accordance with the Company’s benchmark peer group. The changes are primarily as follows:

•

Provide, for the CEO, the CFO and the COO, that all options (those initially granted in connection with commencement of employment and those granted thereafter) will be subject to “double-trigger” vesting acceleration in the event the officer is terminated or resigns for “good reason” (as defined in the Amended Agreement) following a change in control of the Company;

•	Provide that the “double trigger” vesting acceleration protection period will commence 3 months before a change in control and end 12 months following the change in control;

•	Provide that a resignation with good reason must occur within two years following the event giving rise thereto;

•

To provide, for the CFO and the COO, that good reason will include a change in the executive’s authority, duties or responsibilities (including diminished duties resulting from no longer being an executive officer of a publicly-traded company) and a change in the authorities, duties or responsibilities of the supervisor to whom the executive is required to report;

•

Provide that, following a change in control, a resignation for rood reason due to a change in the executive’s authority, duties or responsibility or that of his supervisor cannot be triggered prior to six months after a change in control; and

•	Provide that the portion of severance relating to the pro rata bonus is at the “target” level.

Agreements with Shane Evangelist

In March 2010, we amended the employment agreement originally entered into with Shane Evangelist, our Chief Executive Officer in October 2007. Mr. Evangelist’s annual base salary shall be at least $367,770, subject to increase from time to time at the discretion of our Compensation Committee. Mr. Evangelist’s annual base salary was $425,000 for fiscal 2011. Mr. Evangelist is also eligible to receive an annual target incentive bonus of up to 80% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee as described in the CD&A above. While Mr. Evangelist is employed on an at-will basis, his employment agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Evangelist will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a prorated portion of his annual target performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment. If a triggering event under the severance provisions of his employment agreement had occurred on the last business day of fiscal 2011, then Mr. Evangelist would have been entitled to a payment of $425,000 and approximately $12,000 of COBRA payments.

As of December 31, 2011, in the event of a change in control, unexercisable outstanding options of 135,417 shares will immediately vest and become fully exercisable. The exercise price for these options is $1.59 per share, which was the closing sales price of our common stock as reported by the NASDAQ Stock Market on the date of grant.

Agreements with Theodore R. Sanders

On January 3, 2012, Theodore R. Sanders resigned as the CFO, effective immediately. In connection with his resignation, the Company entered into an Amended and Restated Employment Agreement with Mr. Sanders, pursuant to which Mr. Sanders will serve as an Internal Consultant for the Company through June 17, 2012. The Amended and Restated Employment Agreement replaces and supersedes the Employment Agreement entered into with Mr. Sanders in March 2010. Pursuant to the terms of the Amended and Restated Employment Agreement, Mr. Sanders will receive an annual pro-rata base salary of $307,500 through the earlier of Mr. Sanders’ termination of employment with the Company or June 17, 2012. While Mr. Sanders will be employed on an at-will basis, the Amended and Restated Employment Agreement provides that in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Sanders will be entitled to his salary through June 17, 2012 (payable in accordance with the Company’s regular pay practices) plus reimbursement for the cost of COBRA coverage until January 17, 2013.

Agreements with David G. Robson

On January 3, 2012, the Company appointed David G. Robson as the Company’s Chief Financial Officer, effective immediately. In connection with Mr. Robson’s appointment as Chief Financial Officer, Mr. Robson entered into an employment agreement, pursuant to which Mr. Robson will receive an annual base salary of $300,000, subject to an annual performance review. Mr. Robson will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors. While Mr. Robson will be employed on an at-will basis, the employment agreement provides that in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Robson will be entitled to severance payments equal to one year’s base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination of employment.

In connection with the employment agreement, Mr. Robson was granted a stock option to purchase 300,000 shares of the Company’s common stock pursuant to the Company’s 2007 Omnibus Incentive Plan and a Non-Incentive Stock Option Agreement between the

Company and Mr. Robson. The exercise price for the option is $4.62, which was the closing sales price of the Company’s common stock as reported by NASDAQ on the date of grant. The option vests over a four year period, with 25% vesting and becoming exercisable on January 3, 2013, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter.

Agreements with Aaron Coleman

In March 2010, we amended the employment agreement originally entered into with Aaron Coleman, our Chief Operating Officer (formerly Chief Information Officer, Executive Vice President Operations) in April 2008. Mr. Coleman’s annual base salary shall be at least $284,040, subject to increase from time to time at the discretion of our Compensation Committee. Mr. Coleman’s annual base salary was $298,000 for fiscal 2011. Mr. Coleman will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, based upon us reaching our revenue and EBITDA goals as well as his achievement of certain individual goals to be established by the Compensation Committee. While Mr. Coleman will be employed on an at-will basis, his employment agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Coleman will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro-rated portion of his annual target performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for up to one year following his termination of employment. If a triggering transaction had occurred as of the last business day of fiscal year 2011, then Mr. Coleman would have been entitled to a payment of $308,000 and approximately $12,000 of COBRA payments.

As provided in his employment agreement, Mr. Coleman was granted one ten year stock option to purchase up to 250,000 shares of our common stock, which will vest over a four year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in 36 equal monthly installments thereafter. In the event that Mr. Coleman’s employment with us is terminated for any reason other than for cause or if he resigns without good reason following certain changes in control of our company, the option will immediately vest and become fully exercisable. If a triggering transaction had occurred as of the last business day of fiscal year 2011, under the amended agreement, all of his unexercisable outstanding shares would have vested, totaling 154,689 shares.

Agreements with Houman Akhavan

We entered into an offer letter with Houman Akhavan in January 2006, pursuant to which he agreed to serve as our Vice President of Marketing. In the event Mr. Akhavan’s employment is terminated for any reason other than for cause, then we will be required to pay six months of severance to Mr. Akhavan based on his average pay for the six month preceding the termination date. If a triggering event under the severance provisions of his agreement had occurred on the last business day of fiscal year 2011, then Mr. Akhavan would have been entitled to a payment of approximately $279,000.

In 2006, we granted to Mr. Akhavan options to purchase an aggregate of 231,000 shares of our common stock. This stock option agreement provides that in the event of an involuntary termination of the applicable officer’s service with us within 12 months after a change in control of the Company, then all unvested option shares will immediately vest and will remain exercisable until the earlier of (i) the expiration of such options, or (ii) the one year anniversary of the involuntary termination. If a triggering transaction had occurred as of the last business day of fiscal year 2011, all of his unexercisable outstanding options would have vested, totaling 107,084 shares.

Tax and Accounting Impact of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers of a public company (other than the chief financial officer) to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit.

The Company annually reviews the compensation paid to its Chief Executive Officer and each of the three other most highly compensated officers to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m). The Company’s grants of performance-based stock and annual cash bonus payments may qualify as performance-based compensation.

For 2011, the Company believes all compensation paid to its executives is fully deductible by the Company without regard to Code Section 162(m).

Summary Compensation Table

The following table shows information regarding the compensation earned or awarded during the fiscal years ended January 2, 2010, January 1, 2011 and December 31, 2011 by our Chief Executive Officer and our other executive officers who were employed by us as of December 31, 2011. The officers listed below will be collectively referred to as the “named executive officers” in this proxy statement.

Name	Fiscal Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
Shane Evangelist	2011	$425,000	$—		$—	$564,946	$37,582	(2)	$1,027,528
Chief Executive Officer	2010	367,770	137,230		147,250	735,331	30,676	(2)	1,418,257
	2009	358,758	317,000		338,100	921,337	14,062	(2)	1,949,257

Theodore R. Sanders	2011	307,500	—		—	219,102	33,445	(2)	560,047
former Chief Financial Officer	2010	307,500	76,875		76,875	85,495	37,888	(2)	584,633
	2009	295,116	326,875	(3)		48,414	29,477	(2)	699,882

Aaron Coleman	2011	298,000	—		—	154,857	78,848	(2)	531,705
Chief Operating Officer	2010	284,040	71,000		71,000	114,950	64,008	(2)	604,998
	2009	260,000	301,300			117,834	37,592	(2)	716,726

Houman Akhavan	2011	269,000	—			67,887	46,988	(2)	383,875
Vice President of Marketing	2010	261,000	95,000			92,387	41,762	(2)	490,149
	2009	250,000	209,300			181,323	37,017	(2)	677,640

Charlie Fischer	2011	227,500	—			110,324	11,486	(2)	346,975
Senior Vice President of	2010	220,500	88,200			109,821	18,021	(2)	436,542
Purchasing	2009	200,000	184,000			83,731	9,269	(2)	477,000

(1)	The amounts listed represent aggregate grant date fair value of such stock and option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” in the Company’s Annual Report on Form 10-K for fiscal 2011.
(2)	Mr. Evangelist: represents relocation expenses ($2,435 in 2009), automobile allowances ($8,623 in 2010 and $15,000 in 2011), health insurance premiums ($11,627 in 2009, $15,621 in 2010 and $17,047 in 2011), and deferred compensation employer portion ($6,432 in 2010 and $5,534 in 2011). Mr. Sanders: represents automobile allowance, 401(k) employer contribution, health insurance premiums ($10,500, $7,350 and $11,627 in 2009, and $12,000, $7,350, and $15,519 in 2010, and $12,000, $4,438 and $16,239 in 2011, respectively) and deferred compensation employer portion ($3,019 in 2010 and $769 in 2011). Mr. Coleman: represents relocation expense of $63,283 in 2009 and relocation expense associated with his temporary relocation to Chicago on behalf of the Company in 2010 of $23,262 and in 2011 of $38,607, and automobile allowance, 401(k) employer contribution, health insurance premiums and deferred compensation employer portion ($12,000, $7,043, $11,627, and $0 for 2009, and $12,000, $7,641, $15,457 and $5,648 for 2010, and $12,000, $7,350, $17,103 and $3,789 for 2011, respectively). Mr. Akhavan: represents health insurance premiums, 401(k) plan employer contribution, automobile allowance and deferred compensation employer portion ($18,000, $7,017, $12,000 and $0 for 2009, and $18,000, $7,350, $12,000 and $4,412 in 2010, and $24,000, $7,350, $12,000 and $3,638 for 2011, respectively). Mr. Fischer: represents relocation expense, 401(k) employer portion and health insurance premiums ($9,269, $0 and $0 for 2009, and $0, $6,844 and $11,177 for 2010, and $0, $6,005 and $2,335 for 2011, respectively), and deferred compensation employer portion ($3,146 in 2011).
(3)	Mr. Sanders joined us as our Chief Financial Officer in February 2009; includes a $25,000 signing and retention bonus.

Grants of Plan-Based Awards

All plan-based awards that might be granted to our named executive officers are non-qualified stock options or shares of stock. The exercise price per share of each option granted to our named executive officers is equal to the closing sales price of a share of our common stock, as reported by the NASDAQ Stock Market, on the date of the stock option grant.

As discussed above in Compensation Discussion and Analysis – Long-Term Equity Compensation, in fiscal 2011, the Company made the following stock option grants to named executive officers: Mr. Coleman was granted options to purchase 100,000 shares, Mr. Akhavan was granted options to purchase 80,000 shares and Mr. Fischer was granted options to purchase 50,000 shares. Mr. Fischer’s options will vest based on the achievement of certain operational performance goals. All plan-based awards that were granted to our named executive officers in 2011 are non-qualified stock options. All options were granted under our 2007 Omnibus Incentive Plan and are exercisable to the extent vested. The options vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter. The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2011:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards (1)
Aaron Coleman Chief Operating Officer	02/23/11	60,000		7.99	4.06
	12/07/11	40,000		5.00	2.23

Houman Akhavan Vice President of Marketing	02/23/11	50,000		7.99	4.06
	12/07/11	30,000		5.00	2.23

Charlie Fischer Senior Vice President of Purchasing	12/07/11	50,000	(2)	5.00	2.23

(1)	The per share amounts listed represent the grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” in the Company’s Annual Report on Form 10-K for fiscal 2011.
(2)	The shares underlying the option will vest and become exercisable 25% after the first anniversary of the grant and monthly over the next 36 months, except that they shall not be exercisable until certain revenue and margin-related performance thresholds are met.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2011. Except as otherwise indicated below, each option was granted under the 2007 Omnibus Incentive Plan and vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Shane Evangelist	125,000	(1)			$3.72	5/14/2018
Chief Executive Officer	125,000	(1)			3.72	5/14/2018
	750,000				8.65	10/14/2017
	364,583		135,417		1.59	1/4/2019

Theodore R. Sanders	283,333		116,667		1.15	2/15/2019
former Chief Financial Officer	100,000				1.15	2/15/2019

Aaron Coleman	229,166		20,834		4.01	4/2/2018
Chief Operating Officer	91,145		33,855		1.59	1/4/2019
			40,000		5.00	12/6/2021
			60,000		7.99	2/22/2021

Houman Akhavan	16,363	(2)			9.17	6/5/2016
Vice President of Marketing	231,000	(2)			6.78	3/27/2016
	75,000				5.81	4/10/2017
	72,916		27,084		1.59	1/4/2019
			30,000		5.00	12/6/2021
			50,000		7.99	2/22/2021

Charles Fischer	156,770		18,230		3.24	7/31/2018
Senior Vice President of Purchasing	27,083	(3)	22,917		5.40	10/28/2019
			50,000	(3)	5.00	12/6/2021

(1)

The stock options vested and became exercisable upon meeting certain stock price metrics. Fifty percent of the shares underlying the option vested and became exercisable upon the monthly average closing sales price of our common stock as reported by NASDAQ (the “Average Closing Price”) equaling or exceeding $6.00 per share in any consecutive three month period prior to October 15, 2012. The remaining 50% of the shares underlying the option also vested and became exercisable upon the Average Closing Price equaling or exceeding $8.00 per share in any consecutive three-month period prior to October 15, 2012. The Average Closing Price equaled or exceeded $6.00 for the three consecutive months ended March 31,

2010, and the shares subject to that portion of the grant, 125,000 shares, vested on March 31, 2010. Additionally, the Average Closing Price equaled or exceeded $8.00 for the three consecutive months ended October 29, 2010 and the shares subject to that portion of the grant, 125,000 shares, vested on October 29, 2010.
(2)	This option was granted under the 2006 Incentive Plan.
(3)	The shares underlying the option will vest and become exercisable 25% after the first anniversary of the grant and monthly over the next 36 months, except that they shall not be exercisable until certain revenue and margin-related performance thresholds are met.

Option Exercises and Stock Vested

None of the named executive officers exercised any options to purchase our common stock during fiscal 2011.

Nonqualified Deferred Compensation

The following table shows for fiscal 2011 certain information regarding nonqualified deferred compensation benefits for the named executive officers:

Name	Executive Contributions in 2011	Company Contributions in 2011 (1)	Aggregate Earnings (Losses) in 2011 (2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2011

Shane Evangelist	$11,068	$5,534	$(928)	—	$37,642

Theodore R. Sanders	3,844	769	(5,325)	—	21,532

Aaron Coleman	16,212	3,789	(2,235)	—	107,955

Houman Akhavan	7,275	3,638	(818)	—	25,141

Charles Fischer	44,692	3,146	(10,472)	—	37,367

(1)	All Company Contributions have also been included under All Other Compensation in the Summary Compensation Table above.
(2)	Aggregate annual earnings have not been included in the Summary Compensation Table above.

The Board of Directors determined in 2009 that it is appropriate for retention of our executives to implement a deferred compensation plan so that employees earning greater than $110,000 annually could make contributions to their retirement in addition to those allowed under our 401(k) plan, which has required deferrals to be returned to certain employees who contributed more than 401(k) discrimination testing will allow under certain circumstances. The deferred compensation plan allows participants to defer as much as 90% of salary and 100% of any bonuses, and the Company matches 50% of any employee contributions, up to a maximum of 2% of salary and credited to the account at the end of each year. Company contributions vest over a 3-year period. The minimum allowed deferral is $5,000, and the participant can elect to have contributions paid out at a date certain or upon retirement from the Company. Account balances can be paid out in lump sum or installments upon retirement or disability of the participant, but lump-sum payouts are mandatory upon termination of employment or death; change of control; or an “in-service” or date certain payout. The plan is funded through the purchase of company owned life insurance through a rabbi trust, and each participant is granted a death benefit of 3 times his or her salary. Included above, total participant deferrals and Company contributions into the plan were $99,967 for the year ended December 31, 2011.

Director Compensation

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, other than Messrs. Harman and Khazani, are entitled to a fee of $25,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Board, Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee receive an additional $25,000, $22,000, $7,500, and $5,000, respectively, per year for his or her service as chairperson for such committee.

Any non-employee director who is first elected to the Board of Directors will be granted an option to purchase 45,000 shares of our common stock on the date of his or her initial election to the Board of Directors. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted a stock option to purchase 20,000 shares of our common stock. This was increased from prior years due to additional demands on the time of each director in providing oversight and guidance to the Company. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest over a three year period, subject to the director’s continuing service on our Board of Directors. These options will also immediately vest in full upon a change in control of our company. The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2007 Omnibus Incentive Plan.

Director Stock Ownership Guidelines and Director Payment Election Plan

In June 2011, in an effort to further align directors’ interests with those of shareholders and implementing best practices in corporate governance, the Company implemented guidelines for director share ownership. The stock ownership guideline is for directors to own and maintain a minimum of $100,000 of our stock (a multiple of 4 times the annual $25,000 director retainer). Current directors will have 3 years from the date of the approval of the guideline and any new directors will have 3 years from the date of their initial election to the Board of Directors to comply.

In July 2011, the Board of Directors approved the Director Payment Election Plan which provides the directors with a convenient mechanism to acquire stock to comply with the director stock ownership guidelines. Each year the Director Payment Election Plan allows for a director to elect, beginning on the first day of the open trading window following the annual meeting of the Company’s stockholders and ending on the last day of such open trading window, to receive, in lieu of cash, all or a specified percentage of all fees to be earned for serving on the Board of Directors in shares of the Company’s common stock. The election shall be irrevocable for each applicable year. The Company will issue to each director who has elected to receive common stock, on the date fees become payable on a quarterly basis during the applicable year in accordance with the Company’s normal payment practices, a number of shares of common stock equal to (i) the cash value of any fees otherwise payable to the director, divided by (ii) the closing sales price for the common stock on the applicable payment date. If the calculation would result in the issuance of any fractional share, the Company will, in lieu of issuing any fractional share, pay cash equal to the fraction multiplied by the closing sales price on the applicable payment date.

As described above, for fiscal 2011 each of our non-employee directors, other than Messrs. Harman and Khazani, received stock options and $25,000 per year for his or her service as a director, as well as the payment of an additional $7,500 per year for serving on the Audit Committee, $5,000 per year for serving on the Compensation Committee or $2,500 per year for serving on the Nominating and Governance Committee. In addition, the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received $22,000, $7,500 and $5,000 per year, respectively for their service on such committees during fiscal 2011. The following table sets forth a summary of the compensation earned in fiscal year 2011 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Joshua L. Berman	$33,125	$59,387	$92,512
Fredric W. Harman	—	—	—
Sol Khazani	—	—	—
Robert J. Majteles	62,500	119,264	181,764
Warren B. Phelps III	49,500	59,387	108,887
Jeffrey A. Schwartz (3)	26,542	59,387	85,929
Ellen F. Siminoff (4)	42,500	59,387	101,887

(1)	Stock options were granted pursuant to our 2007 Omnibus Incentive Plan. The amounts listed represent aggregate grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.
(2)	Messrs. Majteles held 415,000 options, Berman held 145,000 options, Phelps held 145,000 options, Schwartz held 107,211 options and Ms. Siminoff held 165,000 options, to purchase shares of our Common stock, as of December 31, 2011.
(3)	On October 4, 2011, Mr. Schwartz resigned as a member of the Company’s Board of Directors. Mr. Schwartz’s resignation did not involve any disagreement with the Company, its management or its Board of Directors on any matter relating to the Company’s operations, policies or practices.
(4)	In connection with the Director Payment Election Plan, Ms. Siminoff elected to receive 100% of her director compensation in common stock, effective in July 2011. During fiscal 2011, $21,250 of the total fees earned was paid in common stock.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during fiscal 2011 were Messrs. Berman and Majteles and Ms. Siminoff. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during fiscal 2011. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the SEC. We have reviewed and discussed with the management of U.S. Auto Parts Network, Inc. the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for our 2012 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation Committee
of the Board of Directors:

Joshua L. Berman
Robert J. Majteles
Ellen F. Siminoff

OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of February 1, 2012 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each named executive officer;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 30,635,764 shares of common stock outstanding as of February 1, 2012. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following February 1, 2012 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
5% Stockholders:
Oak Investment Partners XI, L.P.(2)	9,333,485	27.3%
Mehran Nia(3)	3,615,391	10.6
William Blair & Company, L.L.C. (4)	2,213,982	6.5
Capital World Investors (5)	1,980,000	5.8
Officers and Directors:
Shane Evangelist(6)	1,723,855	5.0
Aaron Coleman(7)	391,859	1.1
Theodore R. Sanders(8)	516,334	1.5
Houman Akhavan(9)	434,321	1.3
Charlie Fischer(10)	180,100		*
Joshua L. Berman(11)	125,061		*
Fredric W. Harman(2)	9,333,485	27.3
Sol Khazani(12)	2,384,169	7.0
Robert J. Majteles(13)	427,771	1.3
Warren B. Phelps III(14)	135,885		*
Ellen F. Siminoff(15)	178,853		*
All directors and executive officers as a group (13 persons)(16)	15,831,693	46.3%

*	Less than 1%.
(1)	The address for each of the directors and officers listed above is c/o U.S. Auto Parts Network, Inc. at 16941 Keegan Avenue, Carson, California 90746. The address for Oak Investment Partners XI, L.P. is 525 University Avenue, Suite 1300, Palo Alto, California 94301. The address for William Blair & Co. is 222 W. Adams, Chicago, IL 60606. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(2)	Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman has shared power to vote and shared power to dispose of the shares held by Oak Partners. The names of the parties who share power to vote and dispose of the shares held by Oak Partners with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates. Mr. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher each disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such person’s pecuniary interest therein.
(3)	Based on a Form 4 filed with the SEC on May 12, 2010. Mehran Nia has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee or co-trustee of several trusts. Mr. Nia additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.
(4)	Based on a Schedule 13G/A filed with the SEC on January 30, 2012. William Blair & Company, L.L.C. has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of 2,213,982 shares, and is thus deemed to beneficially own such shares.
(5)	Based on a Schedule 13G filed with the SEC on February 10, 2012. Capital World Investors, a division of Capital Research and Management Company, has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of 1,980,000 shares, and is thus deemed to beneficially own such shares.
(6)	Includes 1,416,666 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(7)	Includes 372,916 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(8)	Includes 425,000 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(9)	Includes 404,958 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(10)	Includes 175,000 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(11)	Includes 118,885 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(12)	Consists of (i) 1,956,211 shares owned directly by the Sol Khazani Living Trust Established June 1, 2007, of which Mr. Khazani is the sole trustee, (ii) 213,979 shares owned directly by the Sol Khazani Annuity Trust Established November 18, 2006, of which Mr. Khazani is the sole trustee, and (iii) 213,979 shares owned by the Mina Khazani Living Trust for which Mr. Khazani is a co-trustee.
(13)	Includes 362,771 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(14)	Includes 118,885 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(15)	Includes 138,885 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.
(16)	Includes 3,533,966 shares issuable upon exercise of outstanding options which are exercisable as of February 1, 2012 or within 60 days after such date.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Since January 1, 2011, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation and Other Information” and the transactions described below. We believe that the agreements and transactions described below were generally on terms that were comparable to terms we could have obtained from unaffiliated third parties.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee adopted in January 2007, our Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on an annual basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.

Related Party Transactions

Beginning in November 2003, the Company has leased its former corporate headquarters and primary warehouse from Nia Chloe, LLC (“Nia Chloe”), a member of which is our board member, Sol Khazani. Another Nia Chloe member, Mehran Nia, was also one of our board members until his resignation in December 2009, and Mr. Nia remains a stockholder owning greater than 5% of our common stock. Lease payments and expenses associated with this related party arrangement totaled $535,000, $389,000 and $374,000, respectively, for the years ended January 2, 2010, January 1, 2011 and December 31, 2011.

The Company has entered into indemnification agreements with the Company’s directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with the Company’s future directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC on Section 16(a) forms. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 31, 2011 and representations from the reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2011 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our corporate Secretary, U.S. Auto Parts Network, Inc., 16941 Keegan Avenue, Carson, California 90746. The annual report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2012

This proxy statement and our annual report on Form 10-K for the year ended December 31, 2011 are also available at http://investor.usautoparts.net. We encourage you to access and review all of the important information contained in the proxy materials before voting.

DEADLINE FOR RECEIPT OF

STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2013 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 3, 2012.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between January 1, 2013 and February 28, 2013. If the date of the 2013 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2012 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2013 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2013 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2013 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy Statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

By Order of the Board of Directors

Shane Evangelist
Chief Executive Officer

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 15, 2012.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/PRTS
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the following nominees and FOR Proposal 2.

1.	Election of the following Class III Directors:

	For	Withhold		For	Withhold	+
01 - Fredric W. Harman	☐	☐	02 - Warren B. Phelps III	☐	☐

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as the independent auditor of U.S. Auto Parts Network, Inc. for the fiscal year ending December 29, 2012.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — U.S. AUTO PARTS NETWORK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of U.S. AUTO PARTS NETWORK, INC. (the “Company”) hereby appoints SHANE EVANGELIST and BRYAN P. STEVENSON, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 15, 2012 at 1:00 p.m. Pacific Time at the offices of the Company, 16941 Keegan Ave., Carson, CA 90746 and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock held of record by the undersigned on March 19, 2012, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS HEREIN, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2011, which were furnished with this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse side)